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December 13, 2024

Nuveen Large Cap Responsible Equity Fund 730 Third Avenue New York, New York 10017-3206

Nuveen Social Choice Low Carbon Equity Fund 730 Third Avenue New York, New York 10017-3206

Re:	Reorganization of Nuveen Social Choice Low Carbon Equity Fund into Nuveen Large Cap Responsible Equity Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) of Nuveen Social Choice Low Carbon Equity Fund (the “Target Fund”), a series of TIAA-CREF Funds, a Delaware statutory trust (the “Trust”), and Nuveen Large Cap Responsible Equity Fund (the “Acquiring Fund”), also a series of the Trust. The Target Fund and the Acquiring Fund are each referred to herein as a “Fund” and, collectively, as the “Funds.”

The Reorganization contemplates the transfer of all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, par value $0.0001 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. As part of the Reorganization, the Target Fund will immediately thereafter distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and the Target Fund promptly thereafter will be terminated under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of November 15, 2024, entered into by the Trust, on behalf of and between the Acquiring Fund and the Target Fund, and for purposes of Section 9.1 thereof only, Teachers Advisors, LLC, the investment adviser to each of the Funds (the “Plan”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Trust, on behalf of itself, the Target Fund, and the Acquiring Fund, in letters dated December 13, 2024 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions

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Nuveen Social Choice Low Carbon Equity Fund

Nuveen Large Cap Responsible Equity Fund

December 13, 2024

thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) and (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.  The transfer by the Target Fund of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, immediately followed by the pro rata, by class, distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the termination of the Target Fund promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.  No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Section 1032(a) of the Code).

3.  No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares so received to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.  No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).

5.  The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Plan will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.  The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

Nuveen Social Choice Low Carbon Equity Fund

Nuveen Large Cap Responsible Equity Fund

December 13, 2024

7.  The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.  The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset). (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to (1) the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation contracts described in Section 1256(b) of the Code or any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (2) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Trust is registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. The Target Fund is a separate series of the Trust that is treated for U.S. federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Target Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding shares of the Target Fund are treated as equity for U.S. federal income tax purposes. The Acquiring Fund is also a separate series of the Trust that is treated for U.S. federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Acquiring Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the Acquiring Fund Shares issued in the Reorganization will be treated as equity for U.S. federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. Immediately thereafter, the Target Fund will distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and promptly thereafter, the Target Fund will be terminated under applicable state law. The assets of the Target Fund to be acquired by the

Nuveen Social Choice Low Carbon Equity Fund

Nuveen Large Cap Responsible Equity Fund

December 13, 2024

Acquiring Fund will consist of all its assets, including, without limitation, all cash, securities, commodities, interests in futures, dividends and interest receivables and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing. In the Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.

Following the Reorganization, the Acquiring Fund will continue the Target Fund’s historic business in that it will have a similar investment objective and similar investment strategies, policies, risks and restrictions as the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. Prior to the Effective Time, a portion of the Target Fund’s portfolio will be repositioned solely due to differences in particular security selections by the portfolio managers of the Target Fund and Acquiring Fund from the equity securities of domestic companies available to the portfolio managers of both Funds consistent with the Target Fund’s investment objective, strategies, policies, risks and restrictions. At least thirty-four percent (34%) of the total fair market value of the Target Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Trustees of the Trust approved the Reorganization and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund (collectively, the “34% Test”). The Target Fund did not and will not alter its portfolio in connection with the Reorganization to meet the 34% Test. Neither Fund modified any of its investment objective, strategies, policies, risks or restrictions to permit the Target Fund to meet the 34% Test or in connection with the Reorganization. The Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Reorganization.

In approving the Reorganization, the Board of Trustees of the Trust (the “Board”) determined that the Plan and the transactions contemplated thereunder are in the best interests of the Funds and that the interests of the shareholders of the Funds will not be diluted as a result of the Reorganization. In making such determination, the Board considered a number of factors as set forth under the heading “Approval of the Reorganization by the Board of Trustees of the Trust” in the Information Statement/Prospectus dated November 15, 2024 (“Information Statement”) relating to the Registration Statement (as defined below).

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of all the assets of the Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund followed by the complete liquidation of the Target Fund immediately thereafter and the termination of the Target Fund promptly thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

Nuveen Social Choice Low Carbon Equity Fund

Nuveen Large Cap Responsible Equity Fund

December 13, 2024

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of either Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-282594) relating to the Reorganization filed by the Trust with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Information Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ VEDDER PRICE P.C. VEDDER PRICE P.C.